Grant Park Fund Weekly Commentary

For the Week Ended October 14, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Nov 2006 - Oct 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-2.0%	-2.8%	-10.9%	-9.2%	-4.2%	3.2%	3.8%	3.2%	12.5%	-16.4%	0.3	0.4
B**	-2.0%	-2.8%	-11.3%	-9.7%	-4.9%	2.5%	N/A	2.5%	12.5%	-17.1%	0.3	0.3
Legacy 1***	-1.9%	-2.7%	-9.3%	-7.2%	N/A	N/A	N/A	-2.8%	11.3%	-12.4%	-0.2	-0.3
Legacy 2***	-1.9%	-2.7%	-9.6%	-7.7%	N/A	N/A	N/A	-3.1%	11.2%	-12.6%	-0.2	-0.4
Global 1***	-1.7%	-2.5%	-9.5%	-8.2%	N/A	N/A	N/A	-4.4%	10.5%	-13.3%	-0.4	-0.5
Global 2***	-1.8%	-2.5%	-9.7%	-8.5%	N/A	N/A	N/A	-4.7%	10.5%	-13.5%	-0.4	-0.6
Global 3***	-1.8%	-2.6%	-11.0%	-10.1%	N/A	N/A	N/A	-6.5%	10.5%	-16.9%	-0.6	-0.8

S&P 500 Total Return Index****	6.0%	8.3%	-1.1%	5.6%	10.5%	-0.2%	3.4%	-0.2%	18.6%	-50.9%	0.1	0.0
Barclays Capital U.S. Long Gov Index****	-2.7%	-4.1%	21.6%	15.6%	12.6%	9.4%	7.5%	9.4%	12.7%	-12.3%	0.8	1.4
  Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	43%					41%
Energy	12%	Short	Natural Gas	4.2%	Short	12%	Short	Natural Gas	4.0%	Short
			Gas Oil	2.1%	Long			Gas Oil	2.0%	Long
Grains/Foods	16%	Short	Wheat	2.4%	Short	14%	Short	Wheat	2.3%	Short
			Sugar	2.0%	Long			Soybean Meal	1.6%	Short
Metals	15%	Short	Copper	4.6%	Short	15%	Short	Copper	4.6%	Short
			Aluminum	3.7%	Short			Aluminum	3.5%	Short
FINANCIALS	57%					59%
Currencies	26%	Long $	Japanese Yen	2.4%	Long	26%	Long $	Euro	2.6%	Short
			Euro	2.3%	Short			Swiss franc	2.3%	Short
Equities	11%	Long	Hang Seng	1.9%	Short	12%	Long	Dax Index	2.3%	Short
			Dax Index	1.7%	Short			Nasdaq	2.0%	Long
Fixed Income	20%	Long	Bunds	4.5%	Long	21%	Long	Bunds	5.2%	Long
			U.S. 2-Year Treasury Notes	4.4%	Long			U.S. 2-Year Treasury Notes	4.8%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets rallied nearly 5% as better-than-expected domestic retail sales data supported bullish energy demand forecasts. Natural gas markets also moved sharply higher, propelled by forecasts for upcoming cold weather in the U.S.

Grains/Foods

U.S. grains markets traded higher last week as a result of reports showing improved Chinese demand and news Russia was contemplating a grains export ban. In the foods markets, sugar prices increased in excess of 11% due to increased buying by large commodity funds attempting to take advantage of recent price declines. Supply concerns stemming from flooding in Thailand provided further support to the sugar markets.

Metals

Copper markets moved generally higher as investors viewed equity market gains as a sign industrial demand may improve. News regarding a potential labor strike at a key Peruvian copper mine added to copper's rally. Gold and silver markets moved higher because of increased buying from investors attempting to hedge against U.S. dollar weakness.

Currencies

The euro strengthened against counterparts as French and German officials released comments affirming their commitment to aid ailing European banks and to develop a "durable" solution to provide stability to the Greek debt markets. Optimism surrounding the fate of the Eurozone debt markets put heavy pressure on safe-haven demand, causing sharp declines in the U.S. dollar. The Australian and New Zealand dollars benefitted greatly from the U.S. dollar's decline, moving nearly 6% and 5% higher respectively for the week.

Equities

Global equity markets strengthened as bullish economic data in the U.S. and speculation the Eurozone debt crisis may be improving fostered renewed risk appetite. Forecasts for a strong upcoming "earnings season" also supported the equity markets.

Fixed Income

U.S. and European fixed-income markets experienced setbacks due to liquidations caused by reduced safe-haven demand. Investors shifted their focus away from the more risk-averse debt markets as equity market rallies and the Eurozone's pledge to aid its banking system supported beliefs the U.S. economy may be able to avoid recession.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.